EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2002 relating to the financial statements and financial statement schedule of McDATA Corporation, which appears in McDATA Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP

Denver, CO
August 23, 2002